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Exhibit 10.4

                                    AGREEMENT

In consideration of the covenants undertaken and releases contained in this Agreement (the "Agreement"), Terrence A. Noonan ("Mr. Noonan"), Carolyn L. Noonan ("Mrs. Noonan"), and Furon Company (the "Company") agree as follows:

1. Effective as of February 15, 1999, Mr. Noonan will resign from the Company as President and member of the Board of Directors, and from any other employment or other relationship that may exist with the Company, and its divisions, subsidiaries, parents, affiliates and any other related entities. March 1, 1999 will be the "termination date" that will govern Mr. Noonan's termination from various Company benefits and compensation plans, except as provided below. The Company will provide Mr. Noonan the following:

   a. Payment of his current base salary ($351,000 per annum) through September 30, 2000, on a pro-rata basis paid twice-per-month, less standard withholdings and deductions, and less payroll deductions for leased cars. In the event Mr. Noonan should die before September 30, 2000, the Company will pay the balance of Mr. Noonan's current base salary to Mr. Noonan's estate, less standard withholdings and deductions;

   b. Continuation by the Company for Mr. & Mrs. Noonan's basic medical and dental insurance and Exec-U-Care through September 30, 2000;

   c. Mr. Noonan may elect to continue payroll deductions in the amount of $21.50 per month through September 30, 2000, in order to pay the premiums on his $500,000 AD&D insurance policy subject to any rate increases by the carrier. After September 30, 2000, Mr. Noonan may elect to convert this AD&D insurance policy into a personal policy, subject to the terms and conditions of the carrier. The Company will provide Mr. Noonan the necessary conversion paperwork;

   d. Mr. Noonan's $500,000 basic life insurance policy, which is provided by the Company, terminates on March 1, 1999. Mr. Noonan can convert this policy to a personal policy, subject to the terms and conditions of the carrier, by completing the necessary conversion paperwork and submit it to Reliaster, the carrier (to be provided by the Company) by March 31, 1999.

   e. Mr. Noonan may elect to continue payroll deductions through September 30, 2000, presently in the amount of $44.50 per month, but subject to increase by the carrier, in order to pay the premiums on his supplemental life insurance policy. After September 30, 2000, Mr. Noonan may elect to convert this policy to a personal policy, subject to the terms and conditions of the carrier;

   f. Mr. Noonan shall have the option to convert and continue his and Mrs. Noonan's basic medical and dental insurance after September 30, 2000, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If Mr. Noonan elects to convert and continue his and Mrs. Noonan's basic medical and dental insurance, then: (a) the Company will pay the Noonans' monthly COBRA premium costs for that basic medical and dental coverage through March 31, 2002, or until Mr. Noonan has other medical and dental coverage, whichever event first occurs; and (b) between April 1, 2002 and October 31, 2002, the Company will reimburse Mr. Noonan for up to $1,000 per month with proper documentation to purchase


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   personal medical insurance coverage, provided, however, that such reimbursement shall cease upon the earlier of: (i) Mr. Noonan becomes covered under another medical plan, or (ii) Mr. Noonan qualifies for Medicare under Social Security;

   g. Supplemental Executive Retirement Plan ("SERP") benefit in an annual amount of $230,767, commencing October 1, 2000, which is the first month after attaining age 63. Such benefit shall not be reduced on account of the fact that Mr. Noonan has not reached age 65 at the time benefit payments commence, but may be reduced as set forth in the SERP document if, at the time benefits commence, Mr. Noonan's spouse is more than five years younger than Mr. Noonan. The SERP benefit shall be provided under the terms and conditions of the SERP, except that, because the Company is providing Mr. Noonan his salary through September 30, 2000, Mr. Noonan will not be eligible for SERP-provided disability benefits (if applicable) through September 30, 2000;

   h. Mr. Noonan will receive his entire FY 1999 EVA incentive compensation to include accelerated payment from the EVA Bank (cash and stock balances) in March 1999.;

   i. Mr. Noonan may continue to use the Company car currently provided to him (consistent with Company policies governing the use of the vehicle) until September 30, 1999, at which time Mr. Noonan has the option to return the vehicle or to purchase the vehicle at its fair market value as determined by the Company. Mr. Noonan also can continue to lease his two personal cars through payroll deductions until September 30, 1999, at which time Mr. Noonan has the option to return the vehicles or to purchase the vehicles at their fair market value as determined by the Company. The Company will pay any penalty or cancellation charge associated with the early termination of Mr. Noonan's car leases;

   j. All of Mr. Noonan's Company stock options vest on March 1, 1999, and Mr. Noonan can exercise these Company stock options for up to 36 months thereafter, pursuant to the terms and conditions of the applicable 1982 or 1995 Stock Incentive Plan. The 36-month exercise period is subject to early termination due to the expiration of the underlying options, as provided by the terms and conditions of the applicable 1982 or 1995 Stock Incentive Plan; and

   k. The Company shall reimburse Mr. Noonan's monthly membership dues at Marbella Country Club through September 30, 1999. On or before September 30, 1999, Mr. Noonan shall have the option to purchase his equity interest in the Marbella Country Club from the Company at its then prevailing rate, as determined by the Marbella Country Club.

1. Mr. Noonan and the Company further agree that, notwithstanding any term or condition to the contrary contained in the Change In Control Agreement, dated as of April 15, 1997, by and between Mr. Noonan and the Company, the Change In Control Agreement is, effective immediately, null and void in its entirety, and without future force or effect, and that the Company does not owe Mr. Noonan any payments or benefits thereunder.

2. Except for those obligations created by or arising out of this Agreement, Mr. Noonan and Mrs. Noonan hereby acknowledge full and complete satisfaction of and release and discharge and covenant not to sue the Company, its divisions, subsidiaries, parents, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, "Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action of any kind (collectively, "Claims"), known or unknown,


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suspected or unsuspected, arising out of or in any way connected with Mr.
Noonan's employment relationship with, or his separation from the Company, including without limiting the generality of the foregoing, any Claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability, or any other occurrences, acts or omissions whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, or any other foreign, federal, state or local law, regulation or ordinance.

3. Mr. Noonan expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Mr. Noonan also expressly acknowledges and agrees that: (a) in return for this Agreement, he will receive consideration beyond that which he is already entitled to receive before entering into this Agreement; (b) he was advised by the Company in writing (by this Agreement if not otherwise) to consult with an attorney before signing this Agreement; c) he was given a draft of this Agreement on March 8, 1999, and had at least 21 days within which to consider the Agreement; and (d) he was informed that he has seven (7) days following the execution of the Agreement in which to revoke the Agreement and that the Agreement will not be effective or enforceable until the revocation period has expired.

4. This Agreement is intended to be effective as a bar to every Claim stated above. In furtherance of this intention, the Noonans hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE or any other comparable provision and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims, herein above specified. SECTION 1542 provides:

             " A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

The Noonans acknowledge that they may hereafter discover Claims or facts in addition to or different from those which they know or believe to exist with respect to the subject matter of this Agreement and which if known or suspected at the time of executing this Agreement may have materially affected its terms. The Noonans, nevertheless, hereby waive any right, Claims or cause of action that may arise as a result of such different or additional Claims or facts.

6. Mr. Noonan affirms that he has not caused or permitted to be filed any charge, complaint, action or proceeding of any kind in any forum against the Company including, but not limited to a claim of any kind for workers' compensation. Mr. Noonan represents that he knows of no facts on which he could base such a claim, charge, complaint, action or proceeding for workers' compensation.


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7. Mr. and Mrs. Noonan acknowledge that they have read this Agreement, have had an opportunity to consult with counsel concerning it, and enter into it freely and of their own volition. Mr. and Mrs. Noonan agree that no fact, evidence, event or transaction currently unknown to them, but which may hereafter become known to them, shall affect in any manner the final and unconditional nature of the releases stated in this Agreement..

8. Mr. Noonan will fully cooperate with the Company in any litigation involving the Company.

9. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications and, therefore, the provisions of this Agreement are declared to be severable. This Agreement shall be governed by the laws of the State of California.

10. This instrument constitutes and contains the entire agreement and final understanding concerning Mr. Noonan's employment, termination from the same, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof, except the Agreement Regarding Confidential Information, Inventions and Intellectual Property executed November 10, 1997, the Supplemental Executive Retirement Plan, as amended, the 1982 Stock Incentive Plan, the 1995 Stock Incentive Plan, and the June 7, 1988 and August 27, 1991 Indemnity Agreements to the extent provided in this Agreement. Except as provided in the Agreements recited in the preceding sentence, any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully-integrated document.

11. This Agreement may not be modified, altered or changed in any respect, except upon express written agreement by Mr. and Mrs. Noonan and the Company. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

12. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms. Mr. Noonan also agrees to execute any and all documents that the Company deems necessary to transfer his ownership of any shares of any Company-owned foreign subsidiary.

13. Mr. and Mrs. Noonan shall keep the terms of this Agreement confidential.

14. Mr. Noonan agrees that during the period his base salary continues to be paid he will neither directly nor indirectly engage in a business competing with any of the businesses conducted by the Company or any of its subsidiaries or affiliates, nor without the prior written consent of the Board of Directors of the Company directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder, joint venturer, officer, employee, partner or consultant, or otherwise engage, invest or participate in any business which is competitive with any of the businesses conducted by the Company or by any subsidiary or affiliate of the Company; provided, however, that the Board of Directors shall promptly consider and respond to any request by Mr. Noonan and that consent shall not be unreasonably withheld and, furthermore, provided that nothing contained in this section shall prevent Mr. Noonan from investing in stocks, bonds, commodities, securities, real estate or other forms of investment for his own account and benefit.


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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury that the foregoing is true and correct.

        EXECUTED this ______ day of March 1999, at Orange County, California.

                                        TERRENCE A. NOONAN


                                        _____________________________________
                                        Terrence A. Noonan

        EXECUTED this ______ day of March 1999, at Orange County, California.

                                        CAROLYN L. NOONAN


                                        _____________________________________
                                        Carolyn L. Noonan

        EXECUTED this ______ day of March 1999, at Orange County, California.

                                        FURON COMPANY


                                        By __________________________________
                                        J. Michael Hagan
                                        Chairman & CEO


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                            ACKNOWLEDGMENT AND WAIVER

I, Terrence A. Noonan, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

        EXECUTED this _______ day of March 1999, at Orange County, California.


                                       ____________________________________
                                       Terrence A. Noonan